EXHIBIT 10.2

2011 Long-Term Equity Grants

On December 13, 2010, the Nominating and Governance Committee recommended, and on December 14, 2010 the Board of Directors approved, the fiscal year 2011 non-employee director stock option grants in the amount and upon the terms and conditions set forth below. On December 14, 2010 the Compensation Committee and Board of Directors approved the long-term incentive equity grants to those individuals set forth below in the amount and upon the terms and conditions set forth below.

General Terms of Grant:

•	Form of grant: A combination of stock option and performance share awards for executive officers and only stock options for non-employee directors.

•	Term and vesting of stock options: The stock option grants vest equally over a 3 year period and have a 7 year term.

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Settlement of performance shares: Performance shares that are earned, if any, will be settled in cash based on the results of our relative total shareholder return compared to our peer group at the end of the 3 year performance period. If the company’s initial 3 year performance period is below target against our peer group, an additional 2 year performance period would apply. The performance shares expire upon payout, if any, of the award, and in any case no later than October 31, 2015.

•	Grant date: December 14, 2010.

•	Exercise Price for Stock Options: $58.915.

•	Number of stock options and performance shares:

		Stock Option	Performance Shares
Daniel C. Ustian, Chairman, President and CEO	-	137,800	55,120

Andrew J. Cederoth, Executive Vice President and Chief Financial Officer	-	27,800	11,100

Deepak T. Kapur, President — Truck Group	-	33,300	13,300

Phyllis E. Cochran, President — Parts Group	-	13,400	5,600

Steven K. Covey, SVP, General Counsel and Chief Ethics Officer	-	20,000	8,000

Each Non-Employee Director—4,000 stock options in accordance with their annual stock option grant.